                                                                    EXHIBIT 6.10

                         MERGER AGREEMENT BY AND AMONG
           OMICRON TECHNOLOGIES, INC., INTERACTIVE RADIO CORPORATION,
                VIASPACE RADIO, INC., VIASPACE TECHNOLOGIES LLC,
                  GARY NOREEN AND RADIO SATELLITE CORPORATION

                                                                    EXHIBIT 6.10


                        --------------------------------




                                MERGER AGREEMENT

                                  by and among

                           OMICRON TECHNOLOGIES, INC.,

                          INTERACTIVE RADIO CORPORATION

                              VIASPACE RADIO, INC.,

                           VIASPACE TECHNOLOGIES LLC,

                                   GARY NOREEN

                                       and

                           RADIO SATELLITE CORPORATION




                        --------------------------------


                                September 8, 1999


                        --------------------------------

                                MERGER AGREEMENT

         This MERGER AGREEMENT dated as of September 8, 1999 (the "Agreement"), is by and among OMICRON TECHNOLOGIES, INC., a Florida corporation ("Parent") and INTERACTIVE RADIO CORPORATION, a Nevada corporation and wholly owned subsidiary of Parent ("Merger Sub"), on the one hand, and VIASPACE RADIO, INC., a California corporation (the "Company"), VIASPACE TECHNOLOGIES LLC, a Delaware limited liability company ("ViaSpace"), GARY NOREEN ("Noreen") and RADIO SATELLITE CORPORATION, a California corporation ("RSC") on the other hand (collectively ViaSpace, Noreen and RSC are all of the shareholders of the Company and are collectively referred to as the "Shareholders").

                                   WITNESSETH

         WHEREAS, the Company owns certain patents (numbers US5303393, US5455823 and US5689245) to the Digital Audio Broadcasting technology (the "INTERACTIVE RADIO Technology");

         WHEREAS, Parent is willing to provide $6,000,000 in funding to the Company to develop and commercially produce the INTERACTIVE RADIO Technology;

         WHEREAS, each of the Boards of Directors of Parent, Merger Sub and the Company has determined that the merger of Company with and into the Merger Sub, with the Company continuing as the surviving corporation (the "Surviving Corporation"), upon the terms and subject to the conditions set forth in this Agreement (the "Merger"), is fair to and in the best interests of its shareholders, and has approved and adopted this Agreement and the transactions contemplated hereby;

         WHEREAS, pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement all of the issued and outstanding shares of capital stock of the Company shall be converted into the right to receive shares of the common stock of Parent ("Parent Common Stock");

         WHEREAS, as an inducement to Parent and Merger Sub to enter into this Agreement, certain Shareholders of the Company have agreed to vote the shares of Company Capital Stock owned by them in favor of the Merger. "Company Capital Stock" shall include all shares of the Company's common stock ("Company Common Stock"), no par value, and each share of each series of preferred stock (the "Company Preferred Stock") of the Company;

         WHEREAS, Parent, Merger Sub, the Company and the Shareholders intend that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and in furtherance thereof intend that this Agreement shall be a "Plan of

Reorganization" within the meaning of Sections 354(a) and 361(a) of the Internal Revenue Code; and

         WHEREAS, Parent, Merger Sub, the Company and the Shareholders desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereby agree as follows:

                                    ARTICLE I
                                   THE MERGER

         1.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law (the "Delaware Code") and the California Corporations Code (the "California Code"), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and wholly-owned subsidiary of Parent.

         1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 7.1, the closing of the Merger (the "Closing") will take place as promptly as practicable, but no later than five (5) Business Days following satisfaction or waiver of the conditions set forth in Article 6, at the offices of Brand Farrar & Buxbaum LLP, Los Angeles, California, unless another place or time is agreed to by Parent and the Company. The date upon which the Closing actually occurs is herein referred to as the "Closing Date." On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger or like instrument (the "Merger Certificate"), with each of the Secretary of State of the State of Delaware and the Secretary of State of the State of California, in accordance with the relevant provisions of applicable law (the time of acceptance by the Secretary of State of the State of California of such filing, or such later time agreed to by the parties and set forth in this Agreement, being referred to herein as the "Effective Time").

         1.3 Effect of the Merger on Constituent Corporations. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the California Code. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Merger Sub and the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

         1.4 Articles of Incorporation and By-Laws of Surviving Corporation.

                  (a) At the Effective Time, the articles of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the

          Surviving Corporation until thereafter amended as provided by law and such articles of incorporation and by-laws of the Surviving Corporation.

                  (b) The by-laws of the Company, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by such by-laws, the articles of incorporation and applicable law.

         1.5 Directors and Officers of Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and by-laws of the Surviving Corporation. The officers of Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the by-laws of the Surviving Corporation.

         1.6 MAXIMUM NUMBER OF SHARES OF PARENT COMMON STOCK TO BE ISSUED; EFFECT ON OUTSTANDING SECURITIES OF THE COMPANY. The maximum number of shares of Parent Common Stock to be issued in exchange for the acquisition by Parent of all outstanding shares of Company Capital Stock shall be the Aggregate Share Number, as defined below. On the terms and subject to the conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Parent or Merger Sub, the Company or the holder of any shares of the Company Capital Stock the following shall occur:

                  (a) Conversion of Company Capital Stock. At the Effective Time, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time as set forth on Schedule 2.4, (other than any shares of Company Capital Stock to be canceled pursuant to Section 1.6(b) and any Dissenting Shares (as provided in Section 1.7)) will be canceled and extinguished and be converted automatically into the right to receive that number of shares of Parent Common Stock equal to the Common Stock Exchange Ratio, as defined below, as the case may be, rounded down to the nearest whole share of Parent Common Stock. For purposes of this Agreement:

                           (i) "Aggregate Common Number" means the aggregate
                  number of shares of Company Common Stock outstanding immediately prior to the Effective Time (assuming the conversion immediately prior to the Effective Time of all outstanding shares of Company Preferred Stock).

                           (ii) "Aggregate Share Number" means Five Million
                  (5,000,000) shares of Parent Common Stock (as appropriately adjusted to reflect the effect of any stock split, stock dividend, stock combination, reorganization, reclassification or similar change occurring after the date of this Agreement and prior to the Effective Time).

                           (iii) "Common Stock Exchange Ratio" means the
                  quotient obtained by dividing (x) the Aggregate Share Number by (y) the Aggregate Common Number.

                  (b) Cancellation of Parent-Owned and Company-Owned Stock. Each share of Company Capital Stock owned by Parent or the Company or any Subsidiary of Parent or the Company immediately prior to the Effective Time shall be automatically canceled and extinguished without any conversion thereof and without any further action on the part of Parent, Merger Sub or the Company.

                  (c) Adjustments to Common Stock Exchange Ratio. The Common Stock Exchange Ratio shall be equitably adjusted to reflect fully the effect of any stock split, reverse split, stock combination, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Capital Stock), reorganization, reclassification, recapitalization or other like change with respect to Parent Common Stock or Company Capital Stock occurring after the date hereof and prior to the Effective Time. "Subsidiary" means any Person in which the Company or Parent, as the context requires, directly or indirectly through Subsidiaries or otherwise, beneficially owns at least 50% of either the equity interest in, or the voting control of, such Person, whether or not existing on the date hereof.

                  (d) Fractional Shares. No fraction of a share of Parent Common Stock will be issued in the Merger, but in lieu thereof, each holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall be entitled to receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (a) such fraction, multiplied by (b) the Closing Price. "Closing Price" shall mean the average of the Parent's closing price on the OTC Bulletin Board (or other national securities exchange on which Parent's Common Stock is listed) for the 30-day period preceding the Closing.

                  (e) Capital Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. From and after the Effective Time, each share certificate of Merger Sub theretofore evidencing ownership of any such shares shall evidence ownership of such shares of capital stock of the Surviving Corporation.

         1.7 DISSENTING SHARES.

                  (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has demanded and perfected dissenters' rights for such shares in accordance with the California Code and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights ("Dissenting Shares") shall not be converted into or represent a right to receive Parent Common Stock pursuant to Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by the California Code.

                  (b) Notwithstanding the provisions of Section 1.7(a) above, if any holder of shares of Company Capital Stock, who demands purchase of such shares under the California Code, shall effectively withdraw or lose (through failure to perfect or otherwise) such holder's dissenters' rights, then, as of the later of (i) the Effective Time or
         (ii) the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive Parent Common Stock as provided in Section 1.6, without interest thereon, upon surrender to the Company of the certificate representing such shares in accordance with Section 1.8 of this Agreement.

                  (c) The Company shall give Parent (i) prompt notice of its receipt of any written demands for purchase of any shares of Company Capital Stock, withdrawals of such demands, and any other instruments relating to the Merger served pursuant to the California Code and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for purchase of any shares of Company Capital Stock under the California Code. The Company shall not, except with the prior written consent of Parent or as may be required under applicable law, voluntarily make any payment with respect to any demands for purchase of Company Capital Stock or offer to settle or settle any such demands.

         1.8 EXCHANGE PROCEDURES.

                  (a) Parent Common Stock. On the Closing Date, Parent shall deposit with the Parent's transfer agent (the "Exchange Agent") for exchange in accordance with this Article 1, the Aggregate Share Number of shares of Parent Common Stock issuable in exchange for outstanding shares of Company Capital Stock and cash in an amount sufficient to permit the payment of cash in lieu of fractional shares pursuant to
         Section 1.6(d).

                  (b) Exchange Procedures. At or as soon as practicable after the Effective Time, each Shareholder shall tender to the Parent any certificate ("Certificate") representing the Company Capital Stock held by the record shareholder of the Company (each a "Shareholder"), accompanied by duly executed letters of transmittal or stock powers, as required by the Parent. As soon as practicable after the surrender of such Certificates, the Parent shall cause the Exchange Agent to deliver to the Shareholder surrendering such Certificate a certificate representing the number of Shares of Parent Common Stock to which such Shareholder is entitled pursuant to Section 1.6 and a check payable to such Shareholder representing the cash to which such Shareholder is to receive in lieu of fractional shares, if any, and any Certificate so surrendered shall be cancelled. Until surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Parent Common Stock into which such shares of Company Capital Stock shall have been so converted and cash in lieu of fractional shares.

                  (c) Distributions With Respect to Unexchanged Shares of Company Capital Stock. No dividends or other distributions with respect to Parent Common Stock declared or made after the Effective Time and with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 1.8(c)) with respect to such whole shares of Parent Common Stock.

                  (d) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued pursuant to the Merger in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

         1.9 NO FURTHER OWNERSHIP RIGHTS IN COMPANY CAPITAL STOCK. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof (including any cash in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Company of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 1.

         1.10 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue certificates representing such shares of Parent Common Stock and cash in lieu of fractional shares in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof; provided, however, that Parent or the Exchange Agent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to provide an indemnity or deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

         1.11 EXEMPTION FROM REGISTRATION; CALIFORNIA PERMIT. The shares of Parent Common Stock to be issued pursuant to Section 1.6 in connection with the Merger will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), by reason of Section 4(2) of the Securities Act. Subject to the provisions of Section 5.1(c), the shares of Parent Common Stock to be issued pursuant to Section 1.6 in connection with the Merger will be exempt or qualified under the California Code, pursuant to Section 25103(h).

         1.12 FURTHER ACTION. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Surviving Corporation are fully authorized to take, and will take, all such lawful and necessary action.

                                   ARTICLE II
                        REPRESENTATIONS AND WARRANTIES OF
                                   THE COMPANY

         The Company hereby represents and warrants to Parent and Merger Sub as follows:

         2.1 ORGANIZATION, STANDING AND POWER. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, lease and operate its Assets and Properties, as defined below, and to carry on its business as now being conducted. The Company is duly qualified and in good standing to conduct business in each jurisdiction in which the business it is conducting makes such qualification necessary.

                  (a) "Assets and Properties" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned, licensed or leased by such Person, including cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

         2.2 AUTHORITY AND ENFORCEABILITY. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform fully its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and have been duly authorized and approved by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

         2.3 SUBSIDIARIES. The Company does not, directly or indirectly, (a) own or hold beneficially or of record any shares of capital stock, equity interest or any other security of any other entity or (b) have any other investment in any other entity.

         2.4 CAPITAL STRUCTURE. The authorized Company Capital Stock consists solely of [5,500,000] authorized shares consisting of (i) [5,000,000] shares of Common Stock, and (ii) [500,000] shares of 1999 Series A Preferred Stock. As of the date hereof, there are issued and outstanding [4,500,000] shares of Common Stock, and [500,000] shares of 1999 Series A Preferred Stock. No other shares of capital stock of the Company are issued and outstanding. Schedule 2.4 sets forth a true, correct and complete list, as of the date hereof, of the names of all of the Shareholders and the respective types and numbers of Company Capital Stock held by each Shareholder. All outstanding shares of Company Capital Stock have been validly authorized and issued and are fully paid, non-assessable and free of preemptive or similar rights.

         2.5 TITLE TO INTERACTIVE RADIO TECHNOLOGY.


                  (a) Title. Except as set forth on Schedule 2.11 (i) the Company owns beneficially and of record, and has good and marketable title to, the Interactive Radio Technology, free and clear of any Encumbrances (as defined below) and (ii) upon consummation of the transactions contemplated at the Closing, the Company will still have good and marketable title to the Interactive Radio Technology, free and clear of any Encumbrance.

                  (b) Definition of Encumbrance. For purposes of this Agreement, the term "Encumbrance" shall mean and include any mortgage, pledge, claim, charge, lien, encumbrance, interest, option, right of first refusal, restriction, condition, violation, security interest or assessment of any nature affecting in any way the assets or property involved; provided that the term "Encumbrance" shall not include any restrictions imposed pursuant to the express provisions of any statute or governmental regulation.

         2.6 NO VIOLATIONS RESULTING FROM TRANSACTIONS. Except as set forth in
Schedule 2.6 attached hereto, the execution and delivery by the Company of this Agreement, and the consummation of the transactions contemplated hereby and thereby by the Company will not (a) conflict with or violate any provision of the certificate of incorporation or bylaws, or other similar document, of the Company, as amended through the date hereof, (b) require any consent, waiver, approval, authorization or permit of, or filing with or notification to, any Governmental Entity (as defined below), (c) result in or constitute a Default (as defined in Section 2.13(b)), or require any consent or approval of or notice to any Person, or result in the creation of Encumbrance, under or pursuant to any material agreement to which the Company is a party or by which it or any of its Assets may be bound, or (d) violate any Law (as defined below) applicable to the Company or the Shareholders by which any of them may be bound. For purposes of this Agreement, (i) the term "Governmental Entity" shall mean any federal or state governmental authority, court, administrative agency or commission or other governmental or regulatory body or entity, and (ii) the term "Law" shall mean any statute, law, ordinance, rule, regulation or administrative ruling or any governmental permit, franchise or license or any injunction, judgment, order or consent or similar decree or agreement, whether federal, state, local or foreign.

         2.7 COMPLIANCE WITH LAWS. The Company is, and at all times has been, in material compliance with all Laws applicable to the Company, or to the conduct of the business or operations of the Company, the use of their properties and assets, and (b) the Company has not received, and does not know of the issuance or threatened issuance by any Governmental Entity, of any notices of violation or alleged violation of any Law applicable to the Company, provided that the representations and warranties set forth in this sentence with respect to compliance with foreign laws are being made to the knowledge of the Company.

         2.8 LITIGATION. There is no action, suit, claim, investigation or proceedings whether at law or in equity (each, a "Legal Proceeding"), pending or, to the knowledge of the Company, threatened that questions the validity of this Agreement or any action taken or to be taken by the Company or in connection with the consummation of the transactions contemplated hereby.

         2.9 TAXES.

                  (a) Payment of Taxes; Tax Returns. All Taxes, as defined below, with respect to any periods ending on or before the Closing Date which are due and payable (whether or not shown on any Tax Return, as defined below) by the Company have been paid in full and no such Taxes remain outstanding.

                  (b) Defined Terms. For purposes of this Agreement, (i) "Code" shall mean both the Internal Revenue Code of 1986, as amended and any successor internal revenue law and the rules and regulations promulgated thereunder, and any reference to a specific provision of the Code shall include any predecessor of such provision; (ii) "Taxes" shall mean (A) all taxes, charges, fees, levies, or other similar assessments, including without limitation, income, gross receipts, ad valorem, premium, excise, real property, personal property, windfall profit, sales, use, transfer, licensing, withholding, employment, payroll, estimated and franchise taxes imposed by the United States, any state, local, or foreign government, or any subdivision, agency, or other similar entity of the United States, or any such government, and any interest, fines, penalties, assessments, or additions to tax resulting from, attributable to, or incurred in connection with any such tax or any contest or dispute thereof, and (B) any Taxes (as defined in clause (A)) for which the Company is liable as a transferee, indemnitor, guarantor, surety or in a similar capacity under any contract, arrangement, understanding or commitment, whether oral or written, or by reason of having been a member of any affiliated, consolidated, combined or unitary group; (iii) "Tax Returns" shall mean any report, return, statement, or other information required to be supplied to a federal, state, local or foreign taxing authority in connection with Taxes; and
         (iv) any reference to the Company shall include any corporation which merged with or into or was liquidated into the Company or a subsidiary of the Company or otherwise is a predecessor of the Company or such subsidiary.

         2.10 NO UNDISCLOSED LIABILITIES. Except as set forth on Schedule 2.10 attached hereto, the Company has not had any indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due or asserted or unasserted), and, to the knowledge of the Company, there was no basis for the assertion of any claim or liability of any nature against the Company.

         2.11 INTELLECTUAL PROPERTY


                   (a) List of Intellectual Property; Sufficiency. Schedule 2.11 sets forth a true, correct and complete list of all Intellectual Property (as defined below in paragraph (d)) which is either owned by the Company, licensed by the Company or otherwise used in its business and indicates, with respect to each item of Intellectual Property listed thereon, the owner thereof and, if applicable, the name of the licensor and licensee thereof and the date(s) of any licenses or other agreements or contracts with respect thereto.

                  (b) Title; Validity. Except as set forth in Schedule 2.11:

                           (i) The Company has full legal and beneficial
                  ownership (free and clear of any and all Encumbrances) of, or a valid right to use (free of any material restriction not entered into in the ordinary course of business), all Intellectual Property necessary for the conduct of its business, and the Company has not received any notice or claim (whether written, oral or otherwise) challenging the Company's ownership or rights in such Intellectual Property or suggesting that any other Person (except, under certain circumstances, the licensor thereof) has any claim of legal or beneficial ownership with respect thereto. A "Person" means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or governmental or regulatory authority; and

                           (ii) All Intellectual Property of the Company is
                  legally valid and enforceable without any material qualification, limitation or restriction on its use, and the Company has not, directly or indirectly through any of its Affiliates, as defined in Section 2.11(e) below, or representatives, received any notice or claim

                 (whether written, oral or otherwise) challenging the validity or enforceability of any such Intellectual Property, provided that, with respect to any patents, such representation is being made only to the knowledge of the Company.

                  (c) The Company has not conducted its business, and has not used or enforced (or failed to use or enforce) any Intellectual Property, in a manner that would result in the abandonment, cancellation or unenforceability of any item of the Intellectual Property listed in Schedule 2.11, and the Company has not taken or failed to take any action that would result in the forfeiture or relinquishment of any Intellectual Property used in the conduct of its business as now conducted.

                  (d) Definition of "Intellectual Property". For purposes of this Agreement, the term "Intellectual Property" means any patent, copyright, trademark, trade name, service mark, logo, Internet domain name or industrial design, any registrations thereof and pending applications therefor (to the extent applicable), any other intellectual property right (including, without limitation, any invention, know-how, trade secret, formula, algorithm, process, confidential or proprietary report or information, customer list or membership list, any computer program, software, source code, object code, database or data right, and any system, user, programmer, maintenance, installation or other form of documentation or other material related thereto), any license or other contract relating to any of the foregoing, and any goodwill associated with any business owning, holding or using any of the foregoing.

                  (e) "Affiliate" means, as applied to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with, that Person, (b) any other Person that owns or controls (i) 10% or more of any class of equity securities of that Person or any of its Affiliates or (ii) 10% or more of any class of equity securities (including any equity securities issuable upon the exercise of any option or convertible security) of that Person or any of its Affiliates, or (c) any director, partner, officer, manager, agent, employee or relative of such Person. For the purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by", and "under common control with") as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

         2.12 REAL PROPERTY. The Company does not own or have the right to acquire, pursuant to any agreement, arrangement or understanding, any real property.

         2.13 MATERIAL CONTRACTS

                  (a) List of Material Contracts. Schedule 2.13 attached hereto sets forth a true, correct and complete list (including the title, the date, the parties and a list of any amendments, modifications or supplements thereto) of all material agreements and other contracts to which the Company is a party or by which it or its Assets may be bound ("Contracts").

                  (b) Enforceability; Defaults; Consents; Impending Terminations; Etc. Except as set forth in Schedule 2.13:

                           (i) No Default, as defined below, exists under any
                  Contract either by the Company or, to the knowledge of the Company, by any other party thereto;

                           (ii) The Company is not aware of the assertion by any
                  third party of any claim of Default or breach under any Contract.

         For purposes of this Agreement, the term "Default" means, with respect to any Contract, (x) any material breach of or default under such Contract, (y) any event which could (either with or without notice or lapse of time or both) give rise to any right of termination, cancellation or acceleration or any obligation to repay with respect to such Contract, or (z) any event which could result in either a material increase in the obligations or liabilities of, or a loss of any material benefit to which, the party in question or any of its affiliates may be entitled or subject to under such Contract.

         2.14 NO MISREPRESENTATION. Neither this Agreement (including the Schedules hereto) or any information supplied to Parent by or on behalf of the Company in connection with this Agreement or the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE III
                           REPRESENTATIONS, WARRANTIES
                        AND COVENANTS OF THE SHAREHOLDERS

         3.1 REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS. The Shareholders hereby severally but not jointly represent and warrant as to himself, herself or itself to, and covenant and agree with, Parent and Merger Sub as follows:

                  (a) Each Shareholder has all requisite legal right, power and authority to enter into this Agreement and all other agreements required of them as a result of the terms and conditions of this agreement (the "Related Agreements") to which he, she or it is a party and to agree to the transactions contemplated hereby and thereby, and to perform all of his, her or its obligations hereunder and thereunder.

                  (b) This Agreement has been duly executed and delivered by such Shareholder and, assuming this Agreement constitutes the valid and binding agreement of the other parties hereto, this Agreement constitutes the legal, valid and binding obligations of such Shareholder, enforceable against such Shareholder in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

                  (c) The execution and delivery by each Shareholder of this Agreement and the consummation of the transactions contemplated hereby by such Shareholder, will not (i) require any consent, waiver, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, as defined in Section 2.6, (ii) result in or constitute a Default, as defined in Section 2.13(b), or require any consent or approval of or notice to any Person, or result in the creation of an Encumbrance, under or pursuant to any other material contract or agreement to which such Shareholder is a party or by which it or any of its assets may be bound, or (iii) violate any Law applicable to such Shareholder or by which any of its may be bound.

                  (d) Each Shareholder owns beneficially and of record, and has good and marketable title to, the number of shares of Company Capital Stock set forth opposite the name of such Shareholder in Schedule 2.4, free and clear of any Encumbrance, as defined in Section 2.5(b). During the period commencing on the date hereof and ending on the Closing Date, such Shareholder shall retain both record and beneficial ownership of all such shares of Company Capital Stock held by him, her or it, free and clear of any Encumbrance, and will not transfer any of such shares of Company Capital Stock to any party or other Person or otherwise grant any Encumbrance with respect to such shares of Company Capital Stock; provided, however, that any Shareholder shall be entitled to freely transfer any shares of Company Capital Stock owned by it to any of its shareholders, members or affiliates if the transferee agrees to be bound by the terms of this Agreement.

                  (e) The shares of Parent Common Stock to be acquired by each Shareholder in the Merger are being acquired for such Shareholder's own account for investment purposes and not with a view to, or for resale in connection with, any distribution of such shares meaning of the Securities Act or any applicable state securities or "blue sky" laws.

                  (f) Each Shareholder understands that the shares of Parent Common Stock to be issued to such Shareholder in the Merger will not be registered under the Securities Act or qualified under any state securities or "blue sky" laws, and such shares may not be sold or otherwise disposed of except in compliance with the Securities Act or in reliance upon an exemption therefrom; provided, however, that subject to the foregoing, any Shareholder shall be entitled to freely transfer any shares of Parent Common Stock owned by it to any of its shareholders, members or affiliates.

                  (g) Each Shareholder understands that Parent is relying to a substantial extent on the representations warranties and covenants of such Shareholder as provided in this Agreement and authorizes Parent to act as it may see fit in full reliance thereon, including, without limitation, placing the following or a similar legend on and stop order against the shares of Parent Common Stock to be acquired by such Shareholder in the Merger:

                           THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT
                  BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR QUALIFIED UNDER ANY STATE SECURITIES LAWS AND MAY BE OFFERED AND SOLD ONLY IF REGISTERED UNDER THE SECURITIES ACT OF 1933 AND QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION IS AVAILABLE THEREFROM.

                  (h) Each Shareholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the prospective investment in the shares of Parent Common Stock, and is able to bear the economic consequences thereof for an indefinite period of time.

                                   ARTICLE IV
             REPRESENTATIONS AND WARRANTIES OF MERGER SUB AND PARENT

         Merger Sub and Parent hereby jointly and severally represent and warrant to the Company and the Shareholders as follows:

         4.1 ORGANIZATION, STANDING AND POWER. Each of Merger Sub and Parent is duly organized, validly existing and in good standing under the laws of its state of incorporation or organization and has all requisite corporate power and authority to own, lease and operate its Assets and Properties, as defined in
Section 2.1(a), and to carry on its business as now being conducted. Each of Merger Sub and Parent is duly qualified and in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary.

         4.2 Authority. Each of Merger Sub and Parent has all requisite power and authority to execute and deliver this Agreement and to perform fully its obligations hereunder and thereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of each of Merger Sub and Parent. This Agreement has been duly executed and delivered by each of Merger Sub and Parent and, assuming this Agreement constitutes the valid and binding agreement of the other parties hereto and thereto, this Agreement constitutes the legal, valid and binding obligations of each of Merger Sub and Parent, enforceable against each of Merger Sub and Parent in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

         4.3 CAPITAL STRUCTURE. As of the date hereof, the authorized capital stock of Parent consists of (a) 50,000,000 shares of Parent Common Stock (of which 24,170,000 shares were issued and outstanding and 25,830,000 shares were held in treasury, and (b) There are no shares of preferred stock issued or outstanding. All outstanding shares of Parent Common Stock are validly issued, fully paid and non-assessable and are not subject to preemptive or other similar rights.

         4.4 ISSUANCE OF SHARES BY PARENT. Prior to the Closing, Parent and Merger Sub will have taken all necessary action to permit Parent to issue the number of shares of Parent Common Stock required to be issued by it pursuant to
Section 1.6 and to those Shareholders on Schedule 2.4. All shares of Parent Common Stock to be issued by Parent pursuant to Schedule 1.7 will, at the time of issuance, be validly issued, fully paid and nonassessable, and no Person will have any preemptive right of subscription or purchase in respect thereof; in addition, such shares will be issued free and clear of any Encumbrances (except pursuant to applicable securities or "blue sky" laws).

         4.5 NO VIOLATIONS RESULTING FROM TRANSACTIONS. The execution and delivery by Merger Sub and Parent of this Agreement and the consummation of the transactions contemplated hereby by each of Merger Sub and Parent will not (a) conflict with or violate any provision of the articles of incorporation or bylaws of Parent or the articles of incorporation or bylaws of Merger Sub, (b) require any consent, waiver, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, (c) result in or constitute a Default, or require any consent or approval of or notice to any Person, or result in the creation of an Encumbrance, under or pursuant to any material agreement to which Merger Sub or Parent is a party or by which any of their respective assets are bound, or (d) violate any Law applicable to Merger Sub or Parent or by which any of their respective assets are bound.

         4.6 LITIGATION. There is no suit, claim, action, proceeding or investigation (collectively, "Claims") pending or, to the knowledge of the Merger Sub or Parent, threatened against Merger Sub or Parent or any of their properties, including without limitation, any Claim which, individually or in the aggregate, questions the validity of this Agreement or any action to be taken by Merger Sub or Parent in connection with the consummation of the transactions contemplated hereby or could otherwise prevent or delay the consummation of the transactions contemplated by this Agreement.

         4.7 NO PRIOR ACTIVITIES. Except for obligations incurred in connection with its incorporation or organization or the negotiation of this Agreement or the consummation of the transactions contemplated hereby, Merger Sub has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person.

         4.8 INVESTMENT ADVISORS. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or similar fee or commission in connection with this Agreement and the transactions contemplated hereby based on arrangements made by or on behalf of Parent.

         4.9 TAX-FREE ORGANIZATION

                  (a) Prior to the Closing, all of the shares of capital stock of the Merger Sub are owned by the Parent.

                  (b) Except as provided herein, Parent has no current plan or intention to (i) reacquire any of the Parent Common Stock issued in connection with the transactions contemplated by this Agreement; (ii) liquidate the Surviving Corporation; (iii) merge the Surviving Corporation with or into another entity; (iv) sell or otherwise dispose of its assets following the Close, except in the ordinary course of business; or (vi) cause the Surviving Corporation to issue any additional stock or securities.

                  (c) Parent has never owned any Company Capital Stock.

                  (d) Neither Parent nor Merger Sub is an investment company subject to regulation under the Investment Company Act of 1940.

         4.10 DISCLOSURE. No representation or warranty contained in this Agreement, and no statement contained in any schedule or in any certificate, list or other writing furnished to the Company or any Shareholder pursuant to any provision of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

                                    ARTICLE V
                       COVENANTS OF PARENT AND MERGER SUB

         5.1 ADDITIONAL AGREEMENTS. Each of the parties agrees to use its respective best efforts to (a) take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, (b) obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts with the Company as are necessary for consummation of the transactions contemplated by this Agreement, and (c) fulfill all conditions precedent applicable to such party or its representatives pursuant to this Agreement. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each party shall use its respective commercially reasonable efforts to take or cause to be taken all such necessary action.

         5.2 PUBLICITY. On or prior to the Closing Date, Parent, Merger Sub, the Company and the Shareholders will consult with each other and will mutually agree upon any press release or public announcement pertaining to this Agreement and shall not issue any such press release or make any such public announcement prior to such consultation and agreement.

         5.3 NOTIFICATION OF CERTAIN MATTERS. Parent and the Merger Sub, shall give prompt notice to the Company of (a) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or
(b) any material Legal Proceeding, a defined in Section 2.8, commenced by or against Parent or Merger Sub or any Legal Proceeding commenced or threatened against Parent or Merger Sub relating to the transactions contemplated by this Agreement.

         5.4 DIRECTORS' AND OFFICERS' INDEMNIFICATION

                  (a) Parent agrees that all indemnification now existing in favor of the directors and officers of the Company as of the date hereof as provided in the charter and bylaws of the Company and in any indemnification agreements existing between any such director or officer and the Company on the date hereof shall continue in full force and effect to the extent provided in such organizational or other document, provided that Parent shall not be obligated to indemnify such directors or officers for any actions taken or decisions made in violation or contravention of this Agreement or in connection with any matter or circumstance the existence or occurrence of which constitutes a breach of the representations, warranties, covenants or agreements of the Company or the Shareholders in this Agreement.

         5.5 SEC REGISTRATION. No later than January 31, 2000, Parent agrees to cause a registration statement under the Securities Exchange Act of 1934, as amended (the "1934 Act"), with respect to the Parent Common Stock to be declared effective by the SEC. With a view to making available to the Shareholders the benefits of Rule 144 promulgated under the Securities Act ("SEC Rule 144") and any other rule or regulation of the Securities and Exchange Commission or its successor (the "SEC") that may at any time permit a Shareholder to sell Parent Common Stock to the public without registration, commencing with such 1934 Act registration, the Company agrees to:

                  (a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times;

                  (b) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the 1934 Act; and

                  (c) furnish to any Shareholder, so long as the Shareholder owns any Parent Common Stock, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Securities Act and the 1934 Act and (ii) such other information as may be reasonably requested in availing any Shareholder of any rule or regulation of the SEC which permits the selling of any such securities without registration.

         5.6 REGISTRATION OF PARENT COMMON STOCK. If Parent shall fail to comply with the provisions of Section 5.5, any Shareholder shall have the right to require Parent to prepare and file with the SEC within 30 days following a request by such Shareholder, a registration statement on Form S-1 (or any successor form or, in Parent's sole discretion, on any other appropriate form under the Securities Act, as may then be available to Parent which allows for the continuous offering of securities) (such registration statement, the "Registration Statement") relating to the resale of the Registrable Shares (as defined below), (y) Parent shall cause the Registration Statement to be declared effective by the SEC as soon as reasonably practicable after the filing of such Registration Statement, and (z) Parent shall maintain the effectiveness of such Registration Statement (and maintain the current status of the prospectus or prospectuses contained therein) until all of the Parent Common Shares held by such Shareholder shall have been sold. Parent shall pay all registration, qualification and filing fees, all fees and expenses of legal counsel, accountants and other persons retained by Parent, and all other expenses incurred by Parent in connection with Parent's performance of or compliance with the provisions of this Section (excluding, without limitation, underwriting discounts, selling commissions and transfer taxes applicable to the sale of Registrable Shares but including the cost of any separate legal counsel or other advisors retained by any Shareholder). The term "Registrable Shares" shall mean, collectively, the shares of Parent Common Stock issued to the Shareholders of Company Shares in the Merger pursuant to Section 1.6; provided that such term shall not include any shares of Parent Common Stock that (x) have been registered under the Securities Act, (y) have been sold or otherwise transferred by any Holder or (z) have ceased to be outstanding.

         5.7 PIGGYBACK REGISTRATION RIGHTS. If Parent grants piggyback registration rights with respect to any Parent Common Stock to any stockholder of Parent at any time during the two (2) year period following the Closing Date, Parent shall grant piggyback registration rights to the Shareholders on a pari passu basis.

         5.8 PUBLIC TRADING OF THE SURVIVING CORPORATION'S SHARES. No later than October 1st 2001, Parent agrees to consummate the sale of the Surviving Corporation's common stock in a bona fide underwriting pursuant to a registration statement on Form S-1 or SB-2 under the Securities Act, which results in gross proceeds to the Surviving Corporation of at least $6,000,000 and a simultaneous registration of the Surviving Corporation's common stock with the SEC under the 1934 Act and listing of the Surviving Corporation's common stock on a national securities exchange (such registrations and listings referred to as the "IPO"). In the event Parent does not complete such IPO within such time period, the Shareholders holding greater than 50% of the original Aggregate Share Number shall be entitled to require Parent to distribute to all the Shareholders shares of the

                  Surviving Corporation representing 100% of the issued and outstanding shares of Surviving Corporation in the manner set forth in Section 5.8 above.



                                   ARTICLE VI
                              CONDITIONS PRECEDENT

         6.1 CONDITIONS TO OBLIGATIONS OF ALL PARTIES. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions.

                  (a) Governmental Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity, requisite to the transactions contemplated hereby, shall have been filed, occurred or been obtained, as the case may be.

                  (b) Contractual Consents. The Company shall have given all notices to, and obtained all consents, approvals or authorizations of or from, any Person which may be necessary to permit the consummation of the transactions contemplated hereby (including, without limitation, any consents required under contracts and agreements to which the Company or any Shareholder is a party or by which the Company, any Shareholder or any of their assets may be bound, or which may be required to permit the change of ownership of the Company).

                  (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect; provided that prior to invoking this condition, each party shall use all commercially reasonable efforts to have any such order, injunction, legal restraint or prohibition vacated.

         6.2 CONDITIONS OF OBLIGATIONS OF MERGER SUB AND PARENT. The respective obligations of Merger Sub and Parent to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions (which are for the exclusive benefit of Merger Sub and Parent), any or all of which may be waived in whole or in part by Merger Sub or Parent in its sole discretion:

                  (a) Representations and Warranties. The representations and warranties of the Company and the Shareholders set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement, and shall be true and correct in all material respects at and as of the Effective Time, as though made at and as of the Effective Time, and the Company shall produce at or prior to the Effective Time a certificate, signed by the president of the Company, certifying to such effect.

                  (b) Performance of Obligations. Each of the Company and the Shareholders shall have performed in all material respects at or prior to the Effective Time all obligations required to be performed by each such party at or prior to the Effective Time, and the Parent shall have received at or prior to Closing a certificate, signed by the president of the Company, certifying to such effect.

                  (c) No Material Adverse Change. Since the date of this Agreement, there shall have been no event, change, occurrence or circumstance having, or which could reasonably be expected to have, individually or in the aggregate, Material Adverse Effect, and the Company shall have produced a certificate, signed by the president of the Company, certifying to such effect. A "Material Adverse Change" is an event, change, occurrence or circumstance having, or which could reasonably be expected to have, individually or in the aggregate, a material adverse change in, or material adverse effect on, the business, assets, prospects, results of operations or financial or other condition of the Company or (ii) any event or circumstance that is or would reasonably be likely to prevent, hinder or materially delay the consummation of any of the transactions contemplated by this Agreement.

                  (d) Other Documents. The Company shall have delivered such other documents as Parent and Merger Sub may reasonably request.

         6.3 CONDITIONS OF OBLIGATIONS OF THE COMPANY AND THE SHAREHOLDERS. The respective obligations of the Company and the Shareholders to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions (which are for the exclusive benefit of the Company and the Shareholder), any or all of which may be waived in whole or in part by the Company and the Shareholders:

                  (a) Representations and Warranties. The representations and warranties of Parent and the Merger Sub, as set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement, and shall be true and correct in all material respects at and as of the Effective Time, as though made at and as of the Effective Time, and the Company shall have received at or prior to the Effective Time a certificate, signed by a senior executive officer of Parent and the Merger Sub, each certifying to such effect.

                  (b) Performance of Obligations. Parent and the Merger Sub shall have performed in all material respects at or prior to the Effective Time all obligations required to be performed by each such party at or prior to the Effective Time, and the Company shall have received at or prior to Closing a certificate of Parent and the Merger Sub, signed by a senior executive officer of Parent and Merger Sub, certifying to such effect.

                  (c) No Change in Parent and the Merger Sub. Except as otherwise expressly contemplated or permitted by this Agreement or authorized in writing by the Company and the Shareholders prior thereto, neither Parent nor Merger Sub shall have taken any of the following actions or none of the following shall have occurred:

                           (i) conduct the business of Parent or Merger in a
                  manner inconsistent with past practice;

                           (ii) (x) declare, authorize, set aside, pay or
                  distribute any dividend or other distribution, nor grant any option, warrant, call or right (including preemptive rights),
                  (y) issue, transfer, dispose, sell, purchase, redeem or otherwise acquire any shares of capital stock of either Parent or Merger Sub or any of their securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or other securities of, or other ownership interests in, the Parent or Merger Sub, provided that the Parent may purchase shares of Parent Common Stock upon the termination of an employee if the Parent is expressly authorized to do so pursuant to a prior written agreement, or (z) enter into any agreement of any character requiring the Parent to take any of the actions in (x) and (y) above;

                           (iii) effect any recapitalization, reclassification
                  or similar change in the capitalization of the Company;

                           (iv) amend their respective articles of incorporation
                  or bylaws;

                           (v) fail to comply with all Laws and to comply with
                  all contractual and other obligations applicable to Parent or Merger Sub;

                           (vi) incur any indebtedness for borrowed money, not
                  issue any bond, debenture or promissory note and, except for trade payables and any other liabilities or obligations incurred in the ordinary course of business (consistent with past practice), not create, incur, acquire, assume, guarantee or become subject to, or agree to incur or become subject to, any other obligation or liability (contingent or otherwise);

                           (vii) acquire any material properties or assets and
                  not sell, assign, transfer, convey, lease or otherwise dispose of any of the material properties or assets (except for fair consideration in the ordinary course of business consistent with past practice) of Parent, Merger Sub or the Company;

                           (viii) fail to do, or agree to do anything prohibited
                  by, Articles V or VI of this Agreement or anything which would make any of the representations and warranties made to the Company or the Shareholders in this Agreement untrue or incorrect in any material respect;

                           (ix) any other Material Adverse Change in Parent or
                  Merger Sub; and

                           (x) agree to take any action which would be
                  prohibited by this Section.

                  (d) Release. Parent shall have signed a release agreement in a form acceptable to ViaSpace, releasing ViaSpace from any obligation under, and from any and all liability as a result of that Memorandum of Understanding signed by and between ViaSpace and Parent, dated August 7, 1998, and as amended.

                  (e) Private Placement. The Shareholders shall be reasonably satisfied that the shares of Parent Common Stock to be issued in connection with the Merger pursuant to Section 1.6(a) are issuable without registration pursuant to Section 4(2) of the Securities Act.

                  (f) Tax-Free Reorganization. The Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code.

                  (g) Employment Agreements. Each of Carl Kukkonen, Gary Noreen, and Amjad Abdallat shall have entered into employment agreements from the Surviving Corporation and shall have been granted such number of qualified incentive stock options to purchase Parent Common Stock in each case satisfactory to each of them in their sole discretion.

                  (h) Other Documents. Parent and Merger Sub shall have delivered such other documents as the Company or the Shareholders may reasonably request.

                                   ARTICLE VII
                            TERMINATION AND AMENDMENT

         7.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing:

                  (a) by mutual written consent of the Company, on behalf of itself and the Shareholders, and Parent, on behalf of itself and Merger Sub;

                  (b) by (i) either (A) the Company, if there has been a material breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub, which breach has not been cured within two (2) business days following receipt by Parent of written notice of such breach, or (B) Parent, if there has been a material breach of any representation, warranty, covenant or agreement on the part of the Company or any Shareholder, as the case may be, which breach has not been cured within two (2) business days following receipt by the breaching party of written notice of such breach, or
         (ii) either the Company or Parent, if any permanent injunction or other order of a court or other competent authority preventing the consummation of the transactions contemplated by this Agreement shall have become final and non-appealable; or

                  (c) by either the Company or Parent, if the Closing shall not have occurred on or before September 13th 1999; provided that the right to terminate this Agreement under this Section 7.1(c) shall not be available to (A) Parent, if such party has breached any of its representations, warranties or covenants hereunder in any material respect and such breach has been the cause of or resulted in the failure of the Closing to occur on or before such date or (B) the Company, if either the Company or any Shareholder has breached any of his, her or its respective representations, warranties or covenants hereunder in any material respect and such breach has been the cause of or resulted in the failure of the Closing to occur on or before such date.

         7.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party or any of their respective Affiliates, officers, directors, shareholders or representatives, except (a) with respect to
Section 9.8, and (b) to the extent that such termination results from any intentional or knowing breach by any party of any of its representations or warranties, or of any of its covenants or agreements, in each case as set forth in this Agreement.

         7.3 AMENDMENT. Subject to applicable Law, this Agreement may be amended, modified or supplemented only by written agreement signed by the Company, on behalf of itself and the Shareholders, and Parent, on behalf of itself and Merger Sub, at any time prior to the Closing Date with respect to any of the terms contained herein, and each party agrees to be bound by any such amendment, modification or supplement.

         7.4 EXTENSION; WAIVER. At any time prior to the Closing Date, the Company (on behalf of itself and the Shareholders), on the one hand, and Parent (on behalf of itself and Merger Sub), on the other hand, may: (a) extend the time for the performance of any of the obligations or other acts of the other parties; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement to any such extension or waiver shall be valid only if set forth in a written instrument signed by the Company (on behalf of itself and the Shareholders), or by Parent (on behalf of itself and Merger Sub), as the case may be. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                  ARTICLE VIII
                            SURVIVAL; INDEMNIFICATION

         8.1 GENERAL SURVIVAL. The parties agree that, regardless of any investigation made by the parties, (a) the representations and warranties of the parties contained in this Agreement shall survive the execution and delivery of this Agreement for a period beginning on the date hereof and ending on the second anniversary of the Closing Date and (b) each covenant and agreement set forth in this Agreement which, by its terms, is to be performed after the Closing

Date shall survive the execution and delivery of this Agreement and shall continue until the expiration of the applicable statute of limitations period, unless otherwise expressly provided for herein (all of the time periods set forth above, collectively referred to as the "Survival Period"). Notwithstanding anything to the contrary contained herein, (i) no claim, suit or proceeding for breach of any representation or warranty of any party set forth in this Agreement may be brought by any party unless written notice of such claim shall have been given on or prior to the last day of the applicable Survival Period (in which event each such representation or warranty shall, with respect to the specific claim made, survive the applicable Survival Period until such claim is finally resolved and all obligations with respect thereto are fully satisfied) and (ii) nothing contained in this Agreement or otherwise shall in any way limit any claim, suit, cause or action or remedy that may be available to Parent or any other Indemnitee (as defined below) based on fraud.

         8.2 INDEMNIFICATION.

                  (a) Indemnification by Parent and Merger Sub. Subject to the provisions of Section 8.1, the Parent and Merger Sub shall jointly and severally indemnify and hold harmless the Company, the Shareholders and each their respective Affiliates, officers, directors, stockholders, representatives and agents (collectively, the "Company Indemnitees") from and against and in respect of any and all Losses (as defined below) incurred by, resulting from, arising out of, relating to, imposed upon or incurred by the Shareholders or any other Company Indemnitee by reason of:

                           (i) any inaccuracy in or breach of any of the
                  Parent's or Merger Sub's representations, warranties, covenants or agreements contained in this Agreement;

                           (ii) any misrepresentation contained in any statement
                  or certificate furnished to the Company, Shareholders or any other Indemnitee by or on behalf of the Parent in connection with the transactions contemplated by this Agreement;

                           (iii) any liability or other obligation of Parent or
                  Merger Sub; or

                           (iv) any violation or alleged violation by Parent of
                  any applicable laws, including without limitation, applicable securities laws.

                  (b) Indemnification by the Company and the Shareholders. Subject to the provisions of Section 8.1, the Company and the Shareholders, severally but not jointly, shall indemnify and hold harmless Parent and the Merger Sub and each their respective Affiliates, officers, directors, stockholders, representatives and agents (collectively, the "Parent Indemnitees") from and against and in respect of any and all Losses (as defined below) incurred by, resulting from, arising out of, relating to, imposed upon or incurred by the Parent Indemnitee by reason of:

                           (i) any inaccuracy in or breach of any of the Company
                  or such Shareholder's representations, warranties, covenants or agreements contained in this Agreement; or

                           (ii) any misrepresentation contained in any statement
                  or certificate furnished by the Company or such Shareholder to the Parent in connection with the transactions contemplated by this Agreement;

         provided, however, that with respect to any Shareholder, the maximum liability of any Shareholder hereunder shall be limited to, and the Parent Indemnitees shall only have recourse against, the actual number of shares of Parent Common Stock received by such Shareholder in the Merger.

         For purposes of this Agreement, the term, "Losses" means any and all deficiencies, judgments, settlements, demands, claims, suits, actions or causes of action, assessments, liabilities, losses, damages (whether direct, indirect, incidental or consequential), interest, fines, penalties, costs and expenses (including, without limitation, reasonable legal, accounting and other costs and expenses incurred in connection with investigating, defending, settling or satisfying any and all demands, claims, actions, causes of action, suits, proceedings, assessments, judgments or appeals, and in seeking indemnification therefor).

                  (c) Insurance Proceeds, Etc. All Losses shall be reduced by
         (i) the amount of any insurance proceeds (minus all reasonably allocable costs, charges and expenses incurred by the indemnified party in obtaining such recovery) actually recovered in respect thereof and
         (ii) any tax-related benefits if and when actually realized or received (but only after taking into account the tax benefits to which the indemnified party would be entitled without regard to such item). Any insurance recovery or tax-related benefits referred to in the previous sentence shall be promptly repaid by the indemnified party to the indemnifying party following the time at which such amounts are actually recovered or realized or received; provided that in the event that any such insurance recovery or tax-related benefit is set aside or disallowed and the indemnified party had paid any amounts to the indemnifying party in respect thereof (or the amount by which the indemnified party was indemnified was reduced in respect thereof), then the obligation of the indemnifying party to indemnify with respect to such amounts shall be reinstated immediately and such amounts shall be paid promptly to the indemnified party in accordance with the provisions of this Agreement.

                                   ARTICLE IX
                               GENERAL PROVISIONS

         9.1 Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally or telecopied or sent by overnight courier, or by certified or registered mail, postage prepaid, and shall be deemed to have been given, dated and received when so delivered personally or by courier or telecopied, or, if mailed, five business days after the date of mailing to the following address or telecopy number, or to such other address or addresses as such person may subsequently designate by notice given hereunder:

(a)      if to Parent or Merger Sub, to:     with copies to


         Omicron Technologies, Inc.          Carmine J. Bua III, Esq.
         114 W. Magnolia Street              3838 Camino Del Rio North
         Suite 400-128                       Suite 333
         Bellingham, WA 98226                San Diego, CA 92108
         Telephone: (877) 903-2288           Telephone: (619) 280-8000
                                             Facsimile: (619) 280-8001

(b)      If to the Company or ViaSpace, to:  with copies to:


         ViaSpace Radio, Inc.                Brand Farrar & Buxbaum LLP
         2400 Lincoln Avenue                 515 South Flower Street, Suite 3500
         Altadena, California 91001          Los Angeles, California 90071-2201
         Telephone: (626) 296-6310           Telephone: (213) 228-0288
         Facsimile: (626) 296-6311           Facsimile: (213) 426-6222
         Attention: Chief Executive Officer  Attention: John M. Iino, Esq.


(c)      If to Noreen to:                    with copies to:

         Fax: (413) 643-8342                 Theodore R. Harper Phone (919) 420-1709

         Gary Noreen                         Kilpatrick Stockton Fax: (919) 420-1800

         616 Groveview Lane                  2727 Glenwood Ave., Suite 400

         La Canada Flintridge, CA 01001      Raliegh, NC 27612

         Telephone (818) 790-9863

(d)      If to RSC to:                       with copies to:

         Gary Noreen                         Theodore R. Harper

         Radio Satellite Corporation         Kilpatrick Stockton

         616 Groveview Lane                  3737 Glenwood Ave., Suite 400

         La Canada Flintridge, CA 91011      Raleigh, NC 27612

         Telephone: (818) 790-9863           Phone: (919) 420-1709

         Fax: (413) 643-8342                 Fax: (919) 420-1800


         9.2 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be considered an original and all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         9.3 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement, together with the Exhibits and Schedules, constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior oral and written (including, without limitation, the Memorandum of Understanding dated as of August 7, 1998 by and between Parent and ViaSpace, and all contemporaneous oral, agreements and understandings among the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any Person, other than the parties, any rights or remedies hereunder.

         9.4 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of California, without giving effect to the principles of conflicts of law thereof.

         9.5 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. In the event that the enforceability of any noncompetition or similar covenants contained herein is called into question as the result of time, geographical or other applicable limitations specified in such covenants, such time, geographical or other applicable limitations shall be deemed modified to the minimum extent necessary to render the applicable provisions of such covenants enforceable.

         9.6 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.

         9.7 SPECIFIC PERFORMANCE. The parties acknowledge that irreparable damage would result if this Agreement were not specifically enforced, and they therefore consent that the rights and obligations of the parties under this Agreement may be enforced by a decree of specific performance issued by a court of competent jurisdiction. Such remedy shall, however, not be exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

         9.8 FEES AND EXPENSES. All costs and expenses, including all fees and expenses of attorneys, investment bankers, lenders, financial advisers and accountants, in connection with the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby, shall be paid by the party incurring such costs and expenses, provided, however, that ViaSpace and the Company may use all advances received from Parent in its sole discretion, in whole or in part to pay for any and all costs associated in the formation of the Company and the preparation of this Agreement and consummation of the transaction contemplated hereby.

         9.9 CONSTRUCTION: INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Article, Schedule, schedule, exhibit, recital and party references are to this Agreement unless otherwise stated. No party, nor its counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all provisions of this

Agreement shall be construed in accordance with their fair meaning, and not strictly for or against any party.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by or on behalf of each of the parties as of the date first above written.


         OMICRON TECHNOLOGIES, INC., a
         Florida corporation


         By: /s/ BARRETT E.G. SLEEMAN         By: /s/ GARY K. NOREEN
            -------------------------------      -------------------------------
             Barrett E.G. Sleeman, President      Gary K. Noreen


         VIASPACE RADIO, INC., a California       VIASPACE TECHNOLOGIES LLC,
         corporation                              a Delaware limited liability
                                                  company

         By: /s/ CARL KUKKONEN                By: /s/ CARL KUKKONEN
            -------------------------------      -------------------------------
             Dr. Carl Kukkonen, President         Dr. Carl Kukkonen, President


         INTERACTIVE RADIO                        RADIO SATELLITE CORPORATION,
         CORPORATION, a Neveda corporation        a California corporation


         By: /s/ SAK NARWAL                   By: /s/ GARY K. NOREEN
            -------------------------------      -------------------------------
             Sak Narwal, President                Gary K. Noreen, Chairman & CEO